Exhibit 10.2

Written description of the loan agreement with Viktor Zeziulia

Loan Agreement Between:

Viktor Zeziulia and Inbit Corp.

Terms of the Loan Agreement:

1. Mr. Zeziulia may provide Loans to Inbit Corp. from time to time to help pay for company expenses.

2. The Loans are non-interest bearing and payable to Mr. Zeziulia upon demand.

3. Mr. Zeziulia does not have any obligation to provide Loans to Inbit Corp. and may do so only if she wishes.